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                                                                      Exhibit 12


                              HECLA MINING COMPANY

                     FIXED CHARGE COVERAGE RATIO CALCULATION

        For the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the three months ended December 31, 1998 and 1999
                          (In thousands, except ratios)

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                                                                                                      4th Qtr     4th Qtr
                                           1995        1996        1997        1998        1999        1998        1999
                                         ---------   ---------   ---------   ---------   ---------   ---------   ---------

Net income (loss) before income
taxes and cumulative effect of
change in accounting principle           $(101,410)  $ (31,667)  $   1,414   $  (1,216)  $ (38,890)  $  (6,122)  $  (7,348)

Add:  Fixed Charges                         10,551      11,651      11,126      11,384      13,987       2,876       3,864
Less:  Capitalized Interest                 (1,516)     (2,360)       (806)       (959)        (19)         (9)        - -
                                         ---------   ---------   ---------   ---------   ---------   ---------   ---------
Adjusted income (loss) before
income taxes and cumulative
effect of change in acounting
principle                                $ (92,375)  $ (22,376)  $  11,734   $   9,209   $ (24,922)  $  (3,255)  $  (3,484)
                                         =========   =========   =========   =========   =========   =========   =========

Fixed charges:
Preferred stock dividends                $   8,050   $   8,050   $   8,050   $   8,050   $   8,050   $   2,012   $   2,012
Interest portion of rentals                    541         543         614          73       1,302          10         333
Total interest costs                         1,960       3,058       2,462       3,261       4,635         854       1,519
                                         ---------   ---------   ---------   ---------   ---------   ---------   ---------

Total fixed charges                      $  10,551   $  11,651   $  11,126   $  11,384   $  13,987   $   2,876   $   3,864
                                         =========   =========   =========   =========   =========   =========   =========

Fixed Charge Ratio                             (a)         (a)        1.05         (a)         (a)         (a)         (a)

Inadequate coverage                      $ 102,926   $  34,027   $     - -   $   2,175   $  38,909   $   6,131   $   7,348
                                         =========   =========   =========   =========   =========   =========   =========

Write-downs and other noncash charges:
DD&A(b)  (mining  activity)              $  23,462   $  20,451   $  21,009   $  22,206   $  23,417   $   6,354   $   6,069
DD&A(b) (corporate)                            367         338         311         389         321          96          73
Provision for (benefit from)
 closed operations                           4,615      22,806        (724)        734      30,100         271       1,567
Reduction in carrying value of
 mining properties                          97,387      12,902         715         - -       4,577         - -         500
                                         ---------   ---------   ---------   ---------   ---------   ---------   ---------

                                         $ 125,831   $  56,497   $  21,311   $  23,329   $  58,415   $   6,721   $   8,209
                                         =========   =========   =========   =========   =========   =========   =========


(a)  Earnings for period inadequate to cover fixed charges.

(b)  "DD&A" is an abbreviation for "depreciation, depletion and amoritization."

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